EXHIBIT 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (this “Amendment”), dated as of October 26, 2005 is by and between Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Delaware limited liability company (“Computershare”).

W I T N E S S E T H

WHEREAS, the Company previously entered into a Rights Agreement, dated as of November 30, 2001 and amended as of November 13, 2002 (the “Rights Agreement”), with Computershare (as successor to Mellon Investor Services LLC) as Rights Agent (the “Rights Agent”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and Computershare may supplement or amend the Rights Agreement from time to time in accordance with the provisions of Section 27 thereof; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is in the best interest of the Company and its stockholders, and the Company and Computershare desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment of Rights Agreement. Paragraph (b) of Section 7 of the Rights Agreement is amended by deleting such paragraph (b) in its entirety and substituting a new paragraph (b) to read as follows:

(b) The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall be $1,000, and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below.

Section 2. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 5. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

[SIGNATURE PAGE FOLLOWS]

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

By: /s/ Kathleen M. Cronin
Name: Kathleen M. Cronin
Title: Managing Director, General Counsel and
Corporate Secretary

COMPUTERSHARE INVESTOR SERVICES, LLC

By:/s/ Keith Bradley
Name: Keith Bradley
Title: Vice President